Madison Covered Call & Equity Strategy Fund
(the Registrant)
Registration No. 811-21582
Form NSAR-B
Period Ended December 31, 2017

Sub-Item 77C: Matters submitted to a vote of security holders.

Annual Meeting
The Annual Meeting of shareholders of the Fund was held on
August 22, 2017. The number of shares of the Fund as of May 25, 2017, the record date, issued and outstanding and entitled to vote at the Annual Meeting of Shareholders was 19,268,423. At the
meeting, the holders of 18,249,707 shares (94.71%) were
represented in person or by proxy, constituting a quorum.
Proposal 1. Election of Trustees.  Nominees for Trustees for
election by the shareholders, received the following votes:
Funds Nominees
For
Withheld
Richard E. Struthers
12,363,636
5,886,071
Election of Board Trustee Nominees must be approved by the affirmative vote of a majority of the shares present in person at the Annual Meeting or represented by proxy so long as a quorum is present. The Funds incumbent Trustee was re-elected.
Proposal 2. Shareholder Proposal regarding termination of the investment advisory agreement. The shareholder proposal requesting the investment advisory agreement be terminated did not receive the requisite votes for approval and was defeated. Of the 52.61% of outstanding shares voting, 48.11% (or 25.31% of total outstanding shares) voted in favor of the proposal and 51.89% (or 27.30% of total outstanding shares) voted against or abstained. Shares not voted 47.39%. The proxy vote totals were as follows:
For
Against
Abstain
Not Voted
4,876,582
4,547,456
712,246
9,132,139
Approval of Proposal 2 required the affirmative vote of a majority of the outstanding voting securities of the Fund which means a vote of the lesser of (1) a majority of the outstanding shares of the Fund, or (2) 67% or more of the shares of the Fund represented at the Annual Meeting if more than 50% of the outstanding shares of the Fund are present or represented by proxy so long as a quorum is present. Votes withheld have the same effect as votes against the Proposal.
Proposal 3. Non-Binding Shareholder Proposal regarding self-
tender offer. The non-binding shareholder proposal requesting the Board of Trustees to authorize a self-tender offer for all outstanding common shares of the Fund did not receive the requisite votes for approval and was defeated. Of the 52.61% of outstanding shares voting, 47.67% (or 25.08% of total outstanding shares) voted in favor of the proposal and 52.33% (or 27.53% of total outstanding shares) voted against or abstained. Shares not voted 47.39%. The proxy vote totals were as follows:
For
Against
Abstain
Not Voted
4,831,659
4,592,273
712,357
9,132,134
Approval of Proposal 3 required the affirmative vote of a majority of the shares present in person at the Annual Meeting or represented by proxy so long as a quorum is present. Votes withheld have the same effect as votes against the Proposal.

Special Meeting
A Special Meeting of shareholders of the Fund was held on September 15, 2017. The number of shares of the Fund as of May 25, 2017, the record date, issued and outstanding and entitled to vote at the special Meeting of Shareholders was 19,268,423. At the meeting, the holders of 10,519,690 shares (54.59%) were represented in person or by proxy, constituting a quorum.
Proposal 2. Shareholders of MCN are being asked to issue shares of common Stock of MCN in connection with the Agreement and
Plan of Reorganization between Madison Strategic Sector Premium Fund (MSP) and the Madison Covered Call & Equity Strategy Fund
(MCN) and the transactions contemplated thereby, including the merger of MSP with an into MCN.
The proposal to approve the issuance of additional shares of common stock of MCN in connection with the Reorganization was approved. Of the 54.59% of outstanding shares voting, 52.53% (or 28.68% of total outstanding shares) voted in favor of the proposal and 47.47% (or 25.91% of total outstanding shares) voted against or abstained. Shares not voted 45.41%. The proxy vote totals were as follows:
For
Against
Abstain
Not Voted
5,525,544
4,876,699
117,447
8,748,733
Approval of the proposal required the affirmative vote of a majority of the shares present in person at the special meeting or represented by proxy so long as a quorum is present. Votes withheld have the same effect as votes against the proposal. Because the closing of the merger is contingent upon both MSP and MCN obtaining the requisite shareholder approvals, the merger of MSP into MCN will not occur at this time.